Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the Registration Statement (Form S-4 No. 333-228829) and related Prospectus of Harris Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated August 27, 2018, except for the retrospective changes for revenue and periodic pension and postretirement benefit costs described in Note 2 and the subsequent event described in Note 25, as to which the date is December 13, 2018, with respect to the consolidated financial statements and schedule of Harris Corporation included in its Current Report on Form 8-K dated December 13, 2018, and our report dated August 27, 2018, with respect to the effectiveness of internal control over financial reporting of Harris Corporation, included in its Annual Report (Form 10-K) for the year ended June 29, 2018, both filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Orlando, Florida
February 14, 2019